EXHIBIT 16.1

Established 1926 Von Karman Towers 18201 Von Karman Ave., Suite 1060 Irvine, CA 92612 Tel: (949) 271-2600 Fax: (949) 660-5681 www.windes.com Other Offices: Long Beach Torrance Los Angeles

January 18, 2013

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with the statements as they relate to our firm being made by Discount Dental Materials, Inc. (the Company) in Item 4.01 of its amendment No. 1 to Form 8-K dated January 18, 2013, captioned Changes in Registrants Certifying Accountant. We have no basis to agree or disagree with the other statements contained therein.

/s/ Windes & McClaughry Accountancy Corporation